Exhibit 99.1




             Guidant Announces Preliminary First Quarter 2006 Sales

         INDIANAPOLIS, INDIANA--April 5, 2006--Guidant Corporation (NYSE: GDT) today announced preliminary, unaudited first quarter revenues of approximately $894 million, reflecting a decline of approximately 6 percent versus the first quarter of 2005, and growth of 8 percent versus the fourth quarter of 2005. Preliminary, unaudited U.S. and worldwide implantable defibrillator sales for the quarter are approximately $308 million and $419 million, respectively, representing declines of 16 percent and 12 percent, respectively, compared to the first quarter of 2005, and growth of 13 percent each compared to the fourth quarter of 2005.

         The company also indicated that first quarter income and earnings per share will reflect the impact of previously disclosed items, including:



         o A pre-tax charge of approximately $15 million related to the write-off of existing XIENCE V(TM) drug-eluting stent inventory.

         o A pre-tax expense of $67-$77 million in connection with the accelerated vesting of restricted stock awards upon the recent Guidant shareholder approval of the Boston Scientific transaction.

         o An in-process research & development pre-tax charge of $40 million related to a payment to AFx, inc. for the satisfaction of a clinical milestone.

         In addition, first quarter income and earnings per share will include charges related to product recall and field action-related product liability charges as well as employee retention programs and other merger-related expenses which have yet to be determined.

         Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.


Contact:

Guidant Corporation
Steven Tragash, Corporate Communications, 317-971-2031
Doug Hughes, Investor Relations, 317-971-2039
Andy Rieth, Investor Relations, 317-971-2061